360 Funds 485BPOS

Exhibit 99(p)(7)

Shannon Makuakane

11-30-2021

Bridge City Capital, LLC maintains a strong commitment to integrity and ethical behavior. Every employee must reflect the highest standards of professional conduct and personal integrity. Good judgment and the desire to do what is right are the foundation of our reputation. Please review this Code of Ethics and strive to adhere to both its letter and spirit.

Table of Contents

I.	Introduction	4
II.	Definitions	4
III.	Guiding Principles	7
IV.	Personal Securities Transactions	10
V.	Insider Trading	15
VI.	Gifts, Meals and Entertainment	17
VII.	Political Contributions and Government Relations	18
VIII.	Felonies, Misdemeanors and Sanctions by Regulatory Organizations	18
IX.	Whistleblower Policy	19
X.	Confidentiality	19
XI.	Recordkeeping	19
XII.	Education	20
XIII.	Acknowledgement	20
XIV.	Sanctions	20
XV.	Ground for Disqualification from Employment	20
XVI.	Questions – Concerns	21
Appendix A		22

I.	Introduction

Bridge City Capital, LLC (BCC) has adopted this Code of Ethics (the Code) in accordance with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 (the Advisers Act), as amended, which imposes an obligation to registered investment advisers a to adopt a written Code of Ethics covering the personal securities trading activities of certain of their officers and employees. This Code also sets forth other policies and procedures designed to aid BCC in complying with other federal securities laws.

The Code is designed to prevent Access Persons from engaging in any of the following:

1.	To employ any device, scheme or artifice to defraud the BCC’s clients;

2.	To make any untrue statement of a material fact or omit to state a material fact necessary to make the statements made to BCC’s clients, considering the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

4.	To engage in any manipulative practice with respect to BCC’s clients.

Any situation that may create, or even appear to create, a conflict between personal interests and the interest of BCC or our Clients must be avoided. It is essential to disclose any questionable situations to the Chief Compliance Officer (CCO) as soon as such situation arises.

In addition to the Code, all employees of BCC are also subject to the firm’s Policies and Procedures.

II.	Definitions

The following terms are used throughout the text of this document:

1.	Account – means a brokerage or other account that holds or could potentially hold a Reportable Security in which the Access Person has a direct or indirect Beneficial Interest.

2.	Advisers Act – means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

3.	Access Person – means a person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic, as well as any other person that the Chief Compliance Officer determines to be an Access Person. An Access Person shall not include a person whom the Chief Compliance officer and President determine to be an Exempt-Access Person.

For pre-clearance, trading, and securities reporting purposes, members of the Access Person’s Immediate Family (defined as “his or her spouse, domestic partner, fiancée, minor children, and other dependent relatives or persons” living in the same household are considered Access Persons.

Please see Appendix A for a list of all Access Persons.

4.	Automatic Investment Plan – refers to a specific dollar amount being invested in Reported Securities on a predetermined, periodic, ongoing basis.

5.	Beneficial Interest/Ownership – shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended. As a general matter, “Beneficial Interest” will be attributed to an Access Person in all instances where the Access Person:

a.	Possesses the ability to purchase or sell the securities (discretion or the ability to direct the disposition of the securities);

b.	Possesses voting power (including the power to vote or to direct the voting) over such securities; or

c.	Receives any benefits substantially equivalent to those of ownership.

6.	CCO – means BCC’s Chief Compliance Officer. The CCO has the right to delegate his/her responsibilities to other Access Persons at BCC but retains the responsibility to supervise.

7.	Client – means:

a.	Any investment company registered under the Act or any series of registered investment companies of who BCC acts as investment adviser or sub-adviser; or

b.	Any separately managed investment account, commingled/collective investment trust fund, hedge fund, or other similar investment arrangement which is advised or sub-advised by BCC.

8.	Closed-end Fund - means an investment company whose shares, once issued and sold by the issuing investment company to the public in a one-time initial public offering, are bought and sold wither on stock exchanges or over the counter.

9.	Code of Ethics or Code – refers to the current Code of Ethics that is in force at BCC.

10.	Control – means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

11.	Exempt Access Person - means partner, employee, temporary employee or other related person of BCC that does not have access to non-public information with respect to Client portfolio holdings, transactions or securities recommendations and is not involved in the process of recommending or executing securities transactions. A person may only be deemed an Exempt Access Person upon review and approval by the President and CCO.

12.	Initial Public Offering or IPO – is the first sale of an offering of securities registered under the Securities Act of 1933, as amended (the Securities Act) to the public, by an private company subject to the registration requirements of Section 5 of the Securities Act.

13.	Investment Club – a group of individual investors who meet regularly to discuss and plan investments and invest in one brokerage account to reduce costs by making larger transactions.

14.	Late Trading – is the practice of obtaining the next day's net asset value (NAV) of a mutual fund's shares and using this information to buy or sell those shares at the previous day's prices. As mutual funds usually compute the NAV at the close of a trading day (4:00 p.m. Eastern Time) for the next day's trades, a trader placing a buy or sell order after the closing time can still get that day's prices and can gain an unfair advantage over other traders.

15.	Limited Offering – means an offering of securities pursuant to an exemption from the registration requirements of the Securities Act.

16.	Market Timing – means the strategy of making buy or sell decisions of financial assets by attempting to predict future market price movements. The prediction may be based on an outlook market or economic conditions resulting from technical or fundamental analysis.

17.	Open-end Fund – used in the context of general equities, is a mutual fund that continually creates new shares on demand. Mutual fund shareholders buy the funds at net asset value and may redeem them at any time at the prevailing market prices.

18.	Reportable Account – means all securities account in which an Access Person and his or her household members hold or may hold a Reportable Security. For the purposes of this Code, the following account types are excluded from the Reportable Account definition:

a.	529 College Savings Plans

b.	401(k) and 403(b) Plans from pervious employers unless such Plans provide a Self- Directed Plan option.

19.	Reportable Fund – means any fund for which BCC serves as an investment adviser or sub- adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (15 U.S.C. 80a- 2(a)(20)).

20.	Reportable Security – means all securities in which an Access Person has a Beneficial Interest or discretion, with the following exceptions listed below. Note: A Reportable Security means a security as defined in Section 202(a) 18 of the Act, which includes all instruments that are considered a “security under the Investment Advisers Act of 1940. For the purposes of this Code, Reportable Securities’ specifically do not include the following:

a.	Transactions and holdings in direct obligations of the Government of the United States;

b.	Bonds, including government agency bonds and municipal bonds;

c.	Money Market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

d.	Shares of Money Market Funds

e.	Transactions and holdings in shares of open-end mutual funds, unless BCC acts as investment adviser or sub-adviser for the fund;

f.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

g.	Municipal securities available for purchase only through 529 College Savings Plans.

For purposes of clarification, the following securities are examples of Reportable Securities:

a.	Stocks

b.	Exchange Trade Funds (ETFs)

c.	American Depository Receipts (ADRs)

d.	Options

e.	Futures

f.	Investment Clubs

g.	Stock purchase plan acquisitions directed by an Access Person

h.	Warrants

i.	Limited Partnerships, including hedge funds

j.	Private Placements

21.	Restricted List – is a list of securities maintained by the CCO for which BCC or an Access Person of BCC may be in possession of material nonpublic information. Securities will remain on the Restricted List until the material non-public information become public information, at which time the security will be removed from the list.

22.	Public Company – means any entity subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934.

23.	Self-Directed Plan – Similar to a brokerage account, a Self-Directed 401(k) Plan allows employees to choose any investment option from the investment universe.

24.	Short Term Trading – is the purchase and sale of security within 30 days. Sales and subsequent purchases are not considered short term trading unless the security that is purchased is sold again.

III.	Guiding Principles

A.	Responsibility

It is always the duty of all Access Persons to place the interests of our Clients first. Consistent with that duty, all Access Persons must:

1.	Conduct all personal Reportable securities transactions in a manner that is consistent with this Code;

2.	Avoid any actual or potential conflict of interest with Clients;

3.	Adhere to the fundamental standard to not take inappropriate advantage of positions of trust and responsibility;

4.	Safeguard material non-public information about Client transactions including the disclosure of portfolio holdings; and

5.	Comply with all federal securities laws.

B.	Duty to Clients

BCC has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. BCC Access Persons must disclose any conflicts of interest between their personal accounts or BCC interests and the Client’s accounts and interests to the CCO.

C.	Conduct Standards

As a fiduciary, BCC complies with the following conduct standards:

1.	Provide prudent investment advice.

2.	Charge only reasonable compensation; and

3.	Avoid misleading statements.

D.	General Prohibitions

1.	All Access Persons shall keep all information to pertaining to Clients’ portfolio transactions and holdings confidential. No person with access to securities recommendations or pending securities transactions and Client portfolio holdings should to disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid discussing confidential information in circumstances which would disclose this information to anyone who would not have access to such information in the normal course of events.

2.	No Access Person shall utilize information concerning prospective or actual portfolio transactions in any manner that might prove detrimental to the interests of a client.

3.	No Access Person shall purchase, sell, or exchange shares of any security or series of a Reportable Fund while in possession of material non-public information concerning the portfolio holdings of any security or series of the Reportable Fund.

4.	No Access Person shall use his or her position for his or her personal benefit or attempt to cause a Client to purchase, sell, or hold a particular Reportable Security when that action may reasonably be expected to create a personal benefit for the Access Person.

5.	No Access Person shall selectively disclose nonpublic information concerning the portfolio holdings of any Client to anyone who does not have a legitimate business need for such information that is consistent with the interests of Client accounts, and BCC’s Client Privacy policy.

6.	No Access Person shall engage in any act, practice or course of conduct which would violate applicable provisions of the Rules.

7.	No Access Person shall engage in, or help others engage in, Late Trading of Reportable Funds for any purpose. Late trading is defined as entering or canceling any buy, sell, transfer, or change order after the close of the regular trading on the New York Stock Exchange (generally, 1:00 p.m., Pacific Standard Time) or such other time designated in a Reportable Fund’s prospectus as the timing of calculation of the Reportable Fund’s net asset value.

E.	Suitability

BCC shall only recommend those investments that are suitable for a client based on the client’s investment strategy and guidelines.

F.	Duty to Supervise

BCC is responsible for ensuring adequate supervision of the activities of all persons who act on its behalf. Specific duties include but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of BCC’s Code of Ethics by its Access Persons;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand BCC’s policies and procedures; and

4.	Establishing a review system designed to provide reasonable assurance that BCC’s policies and procedures are effective and are being followed.

5.	Identifying Access Persons and informing them of their reporting duties.

G.	Conflicts of Interest

BCC has a duty to disclose potential and actual conflicts of interests to its clients. All Access Persons have a duty to report potential and actual conflicts of interest to BCC. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflicts of interest situations is the possibility that an Access Person’s actions or decisions will be affected because of actual or potential differences between or among the interests of BCC, its Clients and/or the Access Person’s own personal interests. An activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to BCC, or its Clients, or any gain to BCC or the Access Person regardless of the motivations of the Access Person involved.

Access Persons must avoid other employment or business activities including personal investments, which interfere with their duties at BCC. Investments by Access Persons that interfere with their duties at BCC divide loyalty or may create an actual or apparent conflict of interest. Each Access Person must promptly report any situation or transaction involving an actual or potential conflict of interest to the CCO. In each instance, the CCO and President shall be responsible for determining if a conflict of interest exists and if a conflict exists, how it should be remedied.

The CCO maintains a log of reported potential and actual conflicts of interest.

H.	Outside Employment

An Access Person may obtain approval from the CCO prior to engaging in outside employment. If such approval is granted, it will be the responsibility of the Access Person to promptly notify the CCO if any conflict or potential conflict of interest arises during such activity. If the CCO determines that such activity would create a conflict of interest and the request is therefore denied, the determination will be evaluated by the President. Access Persons and employees are prohibited from serving of the Board of any for profit company.

I.	Serving on the Board of Directors of a Public/Private Company or Charitable Organization

Access Persons may serve on the Board of Directors of a publicly traded company, private company or charitable organization. Any board directorships must be pre-approved by the CCO. The CCO will document this potential conflict of interest and track all directorships. When serving as Board members, Access Persons must abstain from serving in an investment related position on the board (i.e. investment committee member) without receiving prior approval form the CCO. It is the Board member/Access Person’s responsibility to notify the CCO of any new Board service or the termination of such service.

IV.	Personal Securities Transactions

Advisers Act Rule 204-2

A.	Purpose

The following procedures are designed to ensure that conflicts with client interests are avoided and that BCC’s Access Persons conduct their personal trading activities in a manner consistent with BCC’s fiduciary obligations and regulatory requirements. While BCC does not require interns, temporary or contract employees to pre-clear personal securities transactions, those individuals are expected to comply with the initial, quarterly and annual reporting requirements as outlined below.

B.	Responsibility

The CCO shall ensure that current and accurate records of all personal securities transactions of all BCC Access Persons are maintained.

C.	Reporting

The CCO, shall be responsible for ensuring periodic reviews of personal securities transactions are conducted to ensure compliance with this Code. All required reports, as outlined below, will be reviewed by the CCO within 30 days of receipt. The CIO will review the CCO’s transactions and reports.

1.	Initial/Annual Broker Accounts and Holdings Certifications: Each Access Persons must submit to the CCO a report of all Accounts which hold or could potentially hold Reportable Securities and a list of Reportable Securities contained in those Accounts initially within 10 calendar days of his/her employment and thereafter on an annual basis, no later than 45 calendar days following the calendar year end. The information in the report must be current as of a date within 45 days prior to the date of employment (in the case of an initial report) or the calendar year end (in the case of an annual report). Reports must include: a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (c) the date that the report is submitted by the Access Person. Access Persons may provide copies of quarterly brokerage statements in lieu of completing the Initial/Annual Broker Accounts and Holdings Certifications. See Appendix B for a sample Initial/Annual Compliance Certification and Appendix C for a sample Holdings Report; reporting forms may be obtained on the BCC intranet or by requesting a form from the CCO.

2.	Quarterly Transaction Report: Each Access Person must submit a report of his/her personal securities transactions in Reportable Securities during the calendar quarter to the CCO no later than 30 calendar days after the end of each calendar quarter. Quarterly transaction reports must contain the following information: (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Covered Security at which the transaction was effected; (d) he name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted by the Access Person. See Appendix D for sample Quarterly Transactions Report; reporting forms may be obtained on the BCC intranet or by requesting a form from the CCO. Employees may provide duplicate copies of the quarterly statements for their Reportable Accounts in lieu of completing a Quarterly Transaction Report.

Please arrange to have duplicate statements for Reportable Accounts to be sent to:

Bridge City Capital, LLC

Attention: Chief Compliance Officer

6420 SW Macadam, Suite 206

Portland, OR 97239

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (a) the name of the broker, dealer or bank with whom the Access Person established the account; (b) the date the account was established; and (c) the date that the report is submitted by the Access Person.

3.	Exempt Access Person: Is relieved from the requirements and prohibitions of this Code of Ethics, except for the following:

a)	Exempt Access Persons, must, prior to being designated as such and not less frequent than once per calendar year thereafter, provide to BCC’s CCO a Certification of Rebuttal of Access Presumption.

4.	Beneficial Interest: An Access Person is presumed to have a Beneficial Interest in and therefore an obligation to pre-clear and report, the following:

b)	Reportable Securities owned directly by an Access Person in his/her name;

c)	Reportable Securities owned by an Access Person indirectly through an Account or investment vehicle for his/her benefit, such as an IRA, brokerage account, family trust or partnership;

d)	Reportable Securities owned in which the Access Person has a joint ownership interest, such as securities owned in a joint brokerage account;

e)	Reportable Securities in which a member of the Access Person’s immediate family (defined as “his/her spouse, domestic partners, fiancée, minor children and other dependent relatives or persons”) living in the same household has a direct, indirect, or joint ownership interest with the Access Person; and

f)	Reportable Securities owned by trusts, private foundations, or other charitable accounts for which the Access Person has investment discretion (other than accounts that are managed by BCC).

2.	Access Persons do not need to report accounts or seek pre-clearance for transactions in accounts where the Access Person has no direct or indirect influence or control, including the following:

a)	401(k) and 403(b): Access Persons are not required to report 401(k) or 403(b) accounts from previous employers that are not Self-Directed Plans.

b)	529 College Savings Plans: Access Persons are not required to report 529 College Savings Plans.

D.	Pre-clearance of Trades and Prohibited Securities

1.	Pre-Clearance of Trades

a)	All Reportable Securities must be pre-cleared other than the following exceptions:

(1)	Securities with market capitalizations greater than $10 billion.

(2)	Exchange Trade Funds (ETFs)

(3)	Acquisition of stock dividends

(4)	Dividend reinvestments

(5)	Automatic investments (after initial approval)

(6)	Stock splits and reverse stock splits

(7)	Mergers, consolidations, spin-offs, and tender offers

(8)	Futures and options on currencies or on a broad-based securities index

b)	Access Persons must submit pre-clearance using the Personal Transaction Approval ticket available in Outlook. If the security is within the market capitalization range of those securities BCC may purchase on behalf of its clients, the Access Person MUST include an explanation of why this security is not appropriate for our client accounts and is not a conflict of interest. Personal transaction approvals will be approved by the CCO or the CIO when the CCO is unavailable. Personal transaction approvals for the CCO are approved by the CIO.

c)	Personal transaction approvals are saved and attached to the Access Person’s brokerage statement as part of the CCO’s monthly and quarterly brokerage statement review. Brokerage statements for the CCO are reviewed by the CIO.

d)	Automatic Investment Plans: Automatic Investment Plans must be pre- cleared when they are initially established and again for any changes to the recurring pre-cleared amount. Any subsequent purchases or sales in a Reportable Security in accordance with an Automatic Investment Plan are not subject to pre-clearance or prohibited transaction rules promulgated herein.

e)	Initial Public Offerings and Limited Offerings: Purchases of securities in Initial Public Offerings must be pre-cleared using the Personal Transaction Approval ticket available in Outlook. If the security is within the market capitalization range of those securities BCC may purchase on behalf of its clients, the Access Person MUST include an explanation of why this security is not appropriate for our client accounts and is not a conflict of interest.

f)	Purchases of securities in private offerings, limited offerings, limited partnerships or hedge funds need to be pre-cleared using the Personal Transaction Approval ticket available in Outlook.

g)	Investment Clubs: Participation in Investment Clubs is prohibited.

2.	Holding Period

In general Access Persons are discouraged from purchasing securities that are also held in client accounts. If an Access Person does own a security that is held in client accounts, that the Access Person may not transact in the security in any manner that may disadvantage client accounts. Access Person may not sell out of a security that is also held in client accounts until all client accounts have sold out of the position. Exceptions to the holding period may be provided by the CCO, when the CCO has determined that the proposed transaction does not pose a conflict of interest to BCC’s client accounts.

3.	Blackout Period

The following restrictions are applicable to any Covered Security that requires pre-clearance:

a)	Same Day: Access Persons are prohibited from purchasing or selling a Reportable Security on a day when a Client has a pending buy or sell order in that same security. Furthermore, Access Persons are prohibited from purchasing or selling a Reportable Security, which to their knowledge at the time of purchase or sale, is being considered for a purchase or sale by a Client.

b)	Seven Day: Access Persons are prohibited from purchasing or selling Reportable Security within seven (7) calendar days before or after BCC trades in that Reportable Security on behalf of a Client.

Trades made in violation of these blackout periods should be unwound, if possible. Any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions, as well as other possible sanctions. Exceptions to the blackout period may be provided by the CCO, when the CCO has determined that the proposed transaction does not pose a conflict of interest to BCC’s clients.

4.	Hardship Exemption

An Access Person may submit to the CCO a request for an exemption from the prohibited transactions, outlined above with respect to the sale of a security due to a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home). All requests must be in writing and state the reasons for the hardship sale of the security. Any such request will require the approval of the CCO. Any such waiver request may be approved or denied at BCC’s sole discretion, and any such decision will be final. If BCC approves a hardship exemption request, BCC may require certain conditions to be met by the Access Person in conducting the personal trades(s) to ensure that there is no actual or apparent conflict of interest created by the exemption.

5.	Gifts of Reportable Securities

The giving, or receiving of a gift, of a Reportable Security, in the form of a gift to or from an account in which an Access Person has Beneficial Interest is not subject to the pre-clearance rules promulgated under this Code.

6.	Resolution of Violations

The CCO and President will be responsible for determining appropriate remedial action if violations are discovered. Such remedial actions can include but are not limited to: a memorandum to the Access Person; administrative warnings; demotion; monetary penalties; suspension; revocation of trading privileges; trade cancellation; sell positions at a loss; and dismissal from BCC.

V.	Insider Trading

Advisers Act Section 204A

It is the policy of BCC that Access Persons shall not: engage in a securities transaction, either personally or on behalf of clients of BCC, while in possession of material nonpublic information (MNPI) related to that transaction; induce others to engage in securities transactions while in possession of MNPI related to those transactions; or share MNPI other than as required by this policy.

A.	Material Non-Public Information (MNPI)

1.	Material information: generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or where the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the total mix of information available. Information that should be considered material includes, but is not limited to: earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

Material information does not have to directly relate to a company’s business. For example, information about the contents of a forthcoming newspaper column that is expected to affect the market price of a security would be considered material.1

2.	Nonpublic information: is information that has not been effectively communicated to the marketplace. Tangible evidence of such communication is the best indication that the information is public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publication so general circulation would be considered public.

1 Carpenter v. U.S., 484 U.S. 19 (1987)

B.	Insider Trading

The term “insider trading” is not defined in federal securities laws, but generally is used to refer to trading in securities while possession of MNPI regardless of whether one is an “insider”.

It is generally understood that the law prohibits:

1.	Trading while in possession of MNPI; and

2.	Communication MNPI to others.

C.	Procedures

If you believe that you have come into possession of MNPI, or if you have questions as to whether the information is considered MNPI, then you should abide by the following procedures:

1.	Report the matter immediately to the CCO.

2.	Do not purchase or sell the securities on behalf of yourself or others, including client accounts.

3.	Do not induce others to purchase or sell the securities.

4.	Do not communicate the information inside or outside of BCC, other than to the CCO.

If the CCO determines that you have encounter MNPI, the following procedures will be taken:

1.	The CCO will restrict the security from trading in the firm’s trading software (Advent Moxy).

2.	The CCO will notify the portfolio managers of the restricted security.

3.	The CCO will monitor the security until the MNPI has become public.

4.	Once the MNPI is considered public, the CCO will remove the trading restriction and notify the portfolio managers.

VI.	Gifts, Meals and Entertainment

It is the policy of BCC to seek to provide service consistent with its fiduciary standards and to avoid conflicts of interest. Pursuant to this goal, any gifts, entertainment, or meals should be provided and accepted consistent with the standards set forth below.

Gifts are anything of value that is given to a BCC Access Person by a business associate and anything of value given by a BCC Access Person that is not meals or entertainment and may include goods, services, event tickets, travel arrangements, use of a vacation home or other accommodations, etc. Admission to any social event, hospitality event, charitable event, sporting event, and other cultural or leisure activity of similar nature is treated as a gift if either the BCC Access Person or the business associate is not in attendance. A discount the business associate’s product or service for personal use may constitute a gift in the amount of the discount. A Gift to or from a business associate for a personal live event such as a child’s birth, birthday, wedding, holiday, promotion or retirement, etc., is subject to these gift limits and reporting provisions. The requirements below are applicable whether BCC reimburses the employee for the gifts provided or not.

Generally, gift certificates, gift cards, cash, cash equivalents, stocks, bonds, or any financial instruments may not be given or accepted, regardless of amount.

A.	Gifts

1.	Gifts Received: The total amount of business gifts a BCC employee may receive from a business associate is limited to $100 per calendar year. All business gifts from associates who are part of a single company or group of affiliated companies must be aggregated for the purposes of assessing the annual gift limit.

2.	Gifts Given: Business gifts may not exceed $100 per individual recipient per year. Gifts sent to an entire office will not be treated as each recipient having received the total value of the gift; instead, each recipient will be imputed a roughly pro rata share of the gift.

B.	Meals and Entertainment

Business meals include meals, drinks, appetizers or other such items provided for business associates. Business entertainment is a shared experience involving extending hospitality to one or more business associates or receiving hospitality from a business associate and may include, but is not limited to, sporting events, golf outings, theatrical shows, or other similar events. Meals and entertainment must not be so excessive, regular, or frequent that they create the appearance of impropriety or a conflict of interest. A BCC Access Person must be present for all meals and entertainment events. Meals and entertainment that exceed $250 per-person must be reported to the CCO.

C.	Exemptions, Valuation and Reporting

1.	Exemptions: Items under $50 in value such as cups, caps, t-shirts, pens, plaques, or “tombstones” regarding and commemorating events branded with an organization logo are considered exempt from reporting under this policy.

2.	How to Value Gifts: The value of a gift is determined based on cost determined after using reasonable diligence and wills typically include all ancillary costs including, but not limited to, shipping and handling, processing fees, gratuity and taxes. Where there is a material difference between the face value and market value of the gift, the higher value is used.

3.	Reporting: All gifts received from and given to a business associate must be reported by the employee receiving/giving the gift in a timely manner.

a)	Union Officials: When reporting gifts, meals and entertainment (meeting the above stated thresholds) given to a Union Official[2] who is a client or a prospective client, you must indicate that the recipient is a Union Official to help facilitate any organizational reporting requirements.

VII.	Political Contributions and Government Relations

Advisers Act Rule 206(4)-5

Pay-to-play3 arrangements are inconsistent with an adviser’s fiduciary obligations and distort the process by which investment advisers are selected, can harm adviser’s public pension plan clients, and can harm the beneficiaries of those plans. In an effort prevent such acts, practices, and courses of business and fraudulent, deceptive, or manipulative, BCC has banned all personal political contributions by all BCC Access Persons. The ban prohibits Access Persons from providing political contributions4 to local, state, and federal government officials current in office, candidates seeking elective office, and individuals hired or appointed by governmental or quasi- governmental entities. In addition, the ban includes contributions to Political Action Committees (PACs), political parties or any other group or organization for which its primary purpose is to assist or fund an individual’s or political party’s activities.

VIII.	Felonies, Misdemeanors and Sanctions by Regulatory Organizations

A.	ADV Disclosure

BCC is a SEC registered investment advisor and submits an amended ADV Part 1 and 2A on an annual basis or as material changes occur. As part of Form ADV Part 1, BCC must disclose any past felonies, misdemeanors within the financial industry or causes for sanctions b regulatory organizations committed by any of BCC’s Access Persons. The specific questions from Form ADV Part 1 are reproduced and incorporated into the Initial Compliance Certification and Annual Compliance Certification completed at the time of employment and annually thereafter.

2 “Union Official” is defined as a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization.

3 “Pay to play”, is a phrase used for a variety of situations in which money is exchanged for services or the privilege to engage (play) in certain activities. In asset management, the term specifically refers to investment manager firms, or their employees who make campaign contributions to politicians or candidates for office in the hope that the asset management firm will be selected as a manager for various governmental funds (e.g., state pension funds or similar public funds). Various rules of the U.S. Securities and Exchange Commission (SEC), most notably Rule 206(4)-5 under the Investment Advisers Act of 1940, place severe limits on these contributions.

4 For the purposes of “pay to play” the term contributions shall include both monetary and service contributions.

IX.	Whistleblower Policy

When an Access Person develops knowledge of, or a suspicion of, improper, illegal or unethical conduct, including a potential conflict of interest or a violation of the firm’s policies procedures, Access Persons are encouraged to bring this information to the attention of the CCO.

The CCO will investigate allegations promptly in a manner appropriate to the circumstances. Findings will be reported to the President and Chief Investment Officer on a timely basis. The confidentiality of the identity of any person providing information regarding actual or alleged conduct will be maintained to the extent possible, without impeding the investigation and resolution of the matter.

Anyone reporting a concern must act in good faith and have reasonable grounds for believing the information disclosed indicates an improper, illegal or unethical conduct, conflict of interest or a violation of the firm’s policies and procedures. The act of making allegations that prove to have been made maliciously, recklessly, or with the foreknowledge that the allegations are false, will be viewed as a serious disciplinary offense and may result in discipline, up to and including termination of employment.

It is a violation of this policy to retaliate against anyone who refuses to participate in misconduct, anyone who cooperates with an investigating agency, or anyone who engages in good faith reporting of information under this Whistleblower Policy.

Reports of concerns, and investigations pertaining thereto, shall be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

X.	Confidentiality

All reports and documents are strictly confidential and will not be discussed with any unauthorized Access Person of BCC. The reports/documents will be made available, however, the Securities and Exchange Commission, DOL, State of Oregon, and auditors or other regulatory bodies with authority to review such reports and documents. Other than those limited purposes, the reports and documents will be kept in a secure location once they have been reviewed.

XI.	Recordkeeping

BCC will maintain in its records the following:

1.	A copy of the Code that is or was in effect;

2.	Records of any violations of the Code;

3.	Actions taken because of any violations;

4.	Copies of the Access Person’s acknowledgement of receipt of the Code;

5.	All reports and forms required to be filed by Access Persons under the Code;

6.	A record of all Access Persons who are or were required to file reports under this Code or who are or were responsible for reviewing these reports; and,

7.	Pre-clearance requests, approval records and any reasons supporting the decision to approve purchases of Reportable Securities or Funds.

The retention period is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years onsite.

XII.	Education

BCC will provide Access Persons with periodic training regarding this Code and related issues to Access Persons regarding their obligations any amendments and regulatory changes. Access Persons are encouraged to ask the CCO questions regarding the Code.

XIII.	Acknowledgement

BCC requires that all Access Persons acknowledge in writing that they understand and agree to comply with BCC’s Code of Ethics. In addition, receipt of any amendments to the Code will require acknowledgement by Access Persons in writing.

XIV.	Sanctions

Access Persons are expected to observe the highest standards of professional conduct when conducting their business and may be held personally liable for any improper or illegal acts committed during their employment. Upon discovering a violation of the Code, the CCO and senior management may impose sanctions as they deem appropriate, including, among other things, issuing a letter of censure, suspending or terminating the employment of the violator, or referring the matter to appropriate regulatory or governmental authority.

BCC in its sole and absolute discretion, reserves the right to direct you to cancel or unwind any trade at your expense. From time to time, you may also have your positions frozen due to potential conflicts of interest or the appearance of impropriety. BCC may, in its sole and absolute discretion, suspend or revoke your trading privileges at any time.

XV.	Ground for Disqualification from Employment

In addition to actions that may result in termination of employment as described above, pursuant to the terms of Section 9 of the 1940 Act, no person may become or continue to be an officer, director, partner or employee of BCC without exempted order issued by the Securities and Exchange Commission, if such person:

1.	Within the past ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security; or arising out of his or her conduct as an affiliated person, salesperson or employee of an investment company, bank, insurance company or entity or person required to registered under the Securities Exchange Act; or as an affiliated person, salesperson, or employee of any investment company, bank insurance company or entity other person required to be registered under the Commodities Exchange Act.

2.	Is or becomes permanently or temporarily enjoined by any courts from:

a)	Acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, bank, transfer agent, or entity or a person required to be registered under the Securities Exchange Act, or as an affiliated person sales person or employee of any investment company, bank insurance company or entity, or a person required to be registered under the Commodity Exchange Act;

b)	Engaging in or continue any conduct or practice in connection with any such activity, or connection with the purchase or sale of any security.

It is the obligation of each Access Person to immediately report any conviction or injunction falling within the foregoing provision to the CCO.

XVI.	Questions – Concerns

If an Access Person has any questions or concerns regarding any definitions or duties imposed on them by this Code he or she should immediately consult with the CCO.

Appendix A

Access Persons

Name	Title	Access Person
		Yes	No
Investment Team
Alexander J. Woodward	Partner, President, Portfolio Manager, Research Analyst	✓
Stephen C. Brink	Partner, Portfolio Manager, Research Analyst	✓
James R. Bradshaw	Partner Portfolio Manager, Research Analyst	✓
Sara Hasan	Portfolio Manager, Research Analyst	✓
Brant Demuth	Portfolio Manager, Research Analyst	✓
Marketing and Client Service
David W. Kiser	Partner, VP and Director of Marketing and Client Services	✓
Compliance and Operations
Shannon M. Makuakane	Chief Compliance Officer, VP Operations	✓

Appendix B

Annual Compliance Certification

As of   Click or tap to enter a date.

My initials certify that I have received, read and will abide by Bridge city Capital’s (BCC) Compliance Policies and Procedures Manual and Code of Ethics (the Code), including the Gifts and Entertainment, Insider Trading, Pay to Play, and Personal Securities Transactions provisions within the Code.
Initial
My initials certify that I acknowledge that I am an Access Person as defined by the BCC Code of Ethics and that I am required to report holdings of all Reportable Securities held in Reportable Accounts with which I have direct or indirect beneficial ownership interest. Further, I have attached all personal holdings and account information as required in the Code and I have authorized my broker(s) to send copies of these monthly or quarterly statements to the BCC Chief Compliance Officer (CCO)
Initial
My initials certify that I understand that pursuant to the BCC Code of Ethics and Personal Trading Policy, I am not required to report holdings in the following securities: registered open-end mutual funds where BCC does not act as Advisor or Sub-Advisor; securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, money market mutual funds and other money market instruments.
Initial
My initials certify that I have complied with the firm’s prohibition on political contributions and that I have reported all gifts and entertainment pursuant to the provisions of the Code.
Initial
My initials certify that I have not engaged in nor am I aware of any instances of insider trading. Further, I have reported all incidences of receipts of material non-public information to the CCO.
Initial
My initials certify that, to the best of my knowledge, over the past 12 months I have complied with the BCC Policies and Procedures manual, and that I have reported any exceptions or perceived exceptions to the CCO.
Initial
My initials certify that over the past 12 months, I have not come into custody with any client’s assets. Any temporary custody client assets or possible custody of client assets as been reported to the CCO and has been resolved in accordance with the firm’s Custody Policy.
Initial
My initials certify that in the past 10 years, I have not been convicted of or pled guilty or nolo contendere (no contest) in a domestic, foreign, or military court to any misdemeanor involving:
1. Investments or an investment related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.
2. Been charged with a misdemeanor for the above.
Initial

Employee Name	Employee Title

Employee Signature	Date

Reviewed By	Reviewer Title

Reviewer Signature	Date

Appendix C

Holdings Report

My initials certify that I am submitting this Initial Holdings Report within 10 calendar days of my employment AND that the holdings information included in this report are current as of a date within 45 days prior to the date of my employment.
Initial
My initials certify that I am submitting this Annual Holdings Report within 45 calendar following the calendar year end AND that the holdings information included in this report are current as of a date within 45 days of the calendar year end.
Initial

Security Name	Security Identifier (Ticker or CUSIP)	Quantity	Market Value	Brokerage Firm

Employee Name	Title

Signature	Date

Appendix D

Quarterly Transaction Report

My initials certify that I providing this report in lieu of providing brokerage statements for accounts for which I have direct or indirect beneficial interest AND that this report reflects all securities transactions that occurred during the prior quarter.
Initial

Date	Security Name	Quantity	Transaction Type	Broker/Dealer

Employee Name	Title

Signature	Date

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